Exhibit 99.1

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
617-492-4040 ext. 310	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Reports Record Second-Quarter Revenue and Net Income

January Acquisition Drives 25% Increase in Revenue, Sharp Increase in Net Income

CAMBRIDGE, MA, July 22, 2004 — Mac-Gray Corporation (NYSE: TUC), a leading provider of laundry facilities management services and energy-efficient MicroFridge® and Maytag® appliances to multi-housing locations including apartment properties, condominiums, military housing and hotels, and the largest provider of laundry facilities management services to college and university residence halls, today announced its financial results for the second quarter ended June 30, 2004.

Mac-Gray reported record second-quarter revenue of $45.2 million, compared with 2003 second-quarter revenue of $36.0 million, an increase of $9.2 million, or 25%.  Net income for the quarter was $877,000, or $0.07 per diluted share, an increase of 135% from $373,000, or $0.03 per diluted share, for the quarter ended June 30, 2003.  Net income for the quarter ended June 30, 2003 included a pre-tax charge of $381,000 for the early extinguishment of debt.  Excluding this charge, net income for the second quarter of 2004 would have increased by $286,000 or 48%, from adjusted net income of $591,000 for the second quarter of 2003.

For the six months ended June 30, 2004, Mac-Gray reported revenue of $88.8 million, an increase of 23% from revenue of $72.0 million for the first six months of 2003.  Net income for the first half of 2004 was $2.7 million, or $0.21 per diluted share, an increase of 112% from first-half 2003 net income of $1.3 million, or $0.10 per diluted share.  Excluding pre-tax charges for the early extinguishment of debt of $183,000 and $381,000 in the first six months of 2004 and 2003, respectively, and a pre-tax gain on the sale of assets of $1.2 million in 2004, adjusted net income for the six months ended June 30, 2004 was $2.1 million, or $0.16 per diluted share, as compared to adjusted net income of $1.5 million, or $0.12 per diluted share for the comparable period in 2003.

Please refer to Table 1, included at the end of this press release, for a reconciliation of reported net income to adjusted net income.

Comments on the Second Quarter and the First Half of 2004

“The driver of our record second-quarter performance was the core laundry facilities management business, which benefited from a full quarter’s contribution of the assets we acquired in January,” said Stewart MacDonald, Mac-Gray’s chairman and chief executive officer. “Second-quarter laundry facilities management revenue grew by $8.5 million, or 34%, to $33.6 million, from $25.1 million in the second quarter of 2003.  This growth from the acquired assets was complemented by internal growth in the number of machines in operation.  As expected, laundry facilities management revenue accounted for a larger percentage of total revenue – increasing to 74% of second-quarter 2004 revenue from 70% of second-quarter 2003 revenue.

“The integration of the acquisition has progressed as anticipated.  Revenue and contributions have tracked our projections, and the retention of the facilities management contracts acquired has been in line with our expectations.  In addition, we have successfully renegotiated several of the acquired contracts in the ordinary course of business.

“Although we experienced some temporary increases in operating and administration costs related to the acquisition, these expenditures were substantially completed in the second quarter.  During the quarter, we completed the closing or integration of six operating facilities, eliminated redundant staff and completed the integration of several accounting and operating systems.

“Second-quarter revenue in our commercial laundry equipment sales increased 17% to $3.8 million, from $3.2 million in 2003.  For the six months ended June 30, 2004 equipment sales increased to $6.7 million from $6.2 million in 2003, an 8% increase.  We believe these increases are due in part to ongoing improvement in the economy, the interest rate environment, and to the hiring of additional experienced salesmen.

“Our MicroFridge® division posted steady overall gains for this year’s second quarter and first half.  Second-quarter revenue increased 5% to $6.6 million from $6.3 million in the second quarter of 2003; six-month revenue increased 9% to $12.2 million from $11.1 million in the first half of 2003.  In the second quarter of 2004 sales to the military and other government agencies, the largest sector within this division, decreased slightly compared to last year. Subject to significant timing variations by quarter, for the six months ended June 30, 2004, this sector posted a year-over-year increase of 11%.  Sales in the hotel sector increased slightly in the second quarter and year-to-date, by 5% and 3%, respectively.  The academic sector recovered somewhat from a multi-year downturn with a 28% increase in revenue for the second quarter and 19% year-to-date.

“Income from operations has improved as a percentage of revenue from 3.2% for the second quarter of 2003 to 5.8% for the second quarter of 2004, and from 4.9% for the first six months of 2003 to 7.8% for the same period of 2004.  Excluding the losses on the early extinguishment of debt and the gain on the sale of assets mentioned above, the second quarter and first six months of 2004 adjusted income from operations was 5.8% and 6.6% of revenue, respectively, compared to 4.3% and 5.4% for the corresponding periods of 2003.  These improvements are primarily due to the incremental revenue generated from the acquired laundry assets and our success at eliminating redundant expenses through merging regional and administrative operations.

Please refer to Table 2, included at the end of this press release, for a reconciliation of reported income from operations to adjusted income from operations.

“Mac-Gray’s balance sheet continues to benefit from our success in managing working capital and reducing funded debt.  Since January 2004, when we increased our funded debt by approximately $39 million to more than $90 million in order to fund our all-cash acquisition, we have repaid approximately $8 million, or 21% of that increase.  During the second quarter, we reduced funded debt by approximately $1 million despite the seasonal downturn of both college revenue at the same time we were ramping up capital spending for the academic market, and building additional laundry equipment inventories to help manage through a supplier’s labor dispute, which has since been settled.

Use of Non-GAAP Measures

To supplement our unaudited financial statements, which are presented on a generally accepted accounting principles (GAAP) basis for the quarter and year-to-date results through June 30, 2004, we have used non-GAAP measures of net income, net income per share, net income per diluted share and income from operations. We believe such a presentation is appropriate to enhance the understanding of our overall historical financial performance and future prospects.  The non-GAAP results are considered by management to be a more representative presentation of the Company’s core operating results for the periods reported.  Management uses these non-GAAP adjusted operating results as performance measurements, and therefore believes these non-GAAP measures may be useful to investors and others.  The non-GAAP information included in this press release is not meant to be a substitute for financial results reported in accordance with GAAP.

Outlook

“Increasingly we are detecting signs of economic improvement in some of the markets we serve, most notably in a stabilization of apartment occupancy rates, which tends to be a lagging economic indicator.  This translates directly into greater usage of our equipment.  In addition, we are gratified by how smoothly the integration of the January acquisition is proceeding, as well as the positive market reaction to the Intelligent Laundry Solutions™ that we introduced last year.  These product innovations, as well as our expanded geographic reach, are helping us to gain access to new college campuses and providing additional revenue opportunities. Finally, MicroFridge® is not only exceeding last year’s performance, but continues to develop multiple new opportunities that we expect to have good potential,” concluded MacDonald.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, chief financial officer, will summarize the Company’s quarterly financial results, review business and operating highlights from the quarter and discuss strategic initiatives.  To hear a live broadcast of the call, log onto www.macgray.com or dial (913) 981-5526 or (800) 289-0543 prior to the call.

A replay of the call will be available from 1:00 p.m. ET on Thursday, July 22 through midnight ET Wednesday, July 28.  To access the replay, dial (719) 457-0820 or (888) 203-1112 and refer to confirmation code 372958.  You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website, at www.macgray.com.

About Mac-Gray Corporation

Mac-Gray derives its revenue principally through the contracting of card- and coin-operated laundry facilities in multiple housing facilities such as apartment buildings, colleges and university residence halls, condominiums, and public housing complexes.  Mac-Gray contracts its laundry rooms under long-term leases.  These leases typically grant Mac-Gray exclusive contract rights to laundry rooms on the lessor’s premise for a fixed term, which is generally seven to 10 years, in exchange for a negotiated portion of the revenue collected.  Mac-Gray’s laundry facilities business consists of approximately 34,000 multiple housing laundry rooms located in the northeastern, midwestern and southeastern United States, and the District of Columbia.  Mac-Gray also sells, services, and leases commercial laundry equipment to commercial laundromats and institutions.

Through its MicroFridge® division, Mac-Gray sells its proprietary MicroFridge® line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug™ circuitry.  The products are marketed throughout the United States to colleges, the federal government for military housing, hotels and motels, and assisted living facilities.  MicroFridge® has also entered into agreements with Maytag Corporation to market Maytag’s Magic Chef®, Amana® and Maytag lines of home appliances throughout the United States.  MicroFridge® products bear the ENERGY STAR® designation.  To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

LaundryView™, Intelligent Laundry Solutions™ and MicroFridge® are trademarks of Mac-Gray Corporation.  All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the Company’s ability to successfully finalize the integration of the acquired laundry facilities management business, the risks that the Company will incur unanticipated costs related to the acquired business or not realize expected synergies and cost savings, that the potential opportunities at MicroFridge® will not be successfully developed and that MicroFridge’s full-year 2004 performance will not exceed its 2003 performance, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

MAC-GRAY CORPORATION

CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Revenue	$45,211	$36,028	$88,771	$72,002
Cost of revenue:
Cost of route revenues	23,594	18,262	47,129	36,887
Depreciation and amortization	5,369	4,302	10,332	8,549
Cost of products sold	7,106	6,593	13,056	12,103
Total cost of revenue	36,069	29,157	70,517	57,539

Gross margin	9,142	6,871	18,254	14,463

Operating expenses:
Selling, general and administration expenses	6,618	5,382	12,487	10,620
Loss on early extinguishment of debt	—	381	183	381
Gain on sale of assets	(74)	(59)	(1,307)	(33)
Total operating expenses	6,544	5,704	11,363	10,968

Income from operations	2,598	1,167	6,891	3,495
Interest and other expenses, net	1,056	516	2,123	1,289
Income before provision for income taxes	1,542	651	4,768	2,206
Provision for income taxes	665	278	2,052	927
Net income	$877	$373	$2,716	$1,279
Net income per common share – basic	$0.07	$0.03	$0.21	$0.10
Net income per common share – diluted	$0.07	$0.03	$0.21	$0.10
Weighted average common shares outstanding – basic	12,673	12,672	12,640	12,676
Weighted average common shares outstanding – diluted	13,069	12,691	13,031	12,687

— MORE —

MAC-GRAY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,831	$5,296
Trade receivables, net	6,187	9,067
Inventory	5,019	4,858
Prepaid route rent and other current assets	11,118	10,466
Total current assets	29,155	29,687

Property, plant and equipment, net	89,218	76,621
Intangible assets, net	72,214	45,289
Prepaid route rent and other assets	11,435	10,408
Total assets	$202,022	$162,005

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6,144	$3,619
Accounts payable and accrued expenses	22,847	19,816
Deferred rental revenues and customer deposits	524	1,005
Total current liabilities	29,515	24,440

Long-term debt and capital lease obligations	75,870	47,254
Other liabilities	810	862
Deferred income tax liabilities	22,823	20,720
Total liabilities	129,018	93,276

Stockholders’ equity:
Common stock	134	134
Additional paid in capital	68,568	68,561
Accumulated other comprehensive income (loss)	710	(372)
Retained earnings	11,201	9,439
Treasury stock	(7,609)	(9,033)
Total stockholders’ equity	73,004	68,729
Total liabilities and stockholders’ equity	$202,022	$162,005

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Net income, as reported	$877	$373	$2,716	$1,279

Income before provision for income taxes, as reported	$1,542	$651	$4,768	$2,206
Gain on sale of assets	—	—	(1,218)	—
Loss on early extinguishment of debt	—	381	183	381
Income before provision for income taxes, as adjusted	1,542	1,032	3,733	2,587
Provision for income taxes, as adjusted	665	441	1,607	1,087

Net income, as adjusted	$877	$591	$2,126	$1,500

Diluted earnings per share, as adjusted	$0.07	$0.05	$0.16	$0.12

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Income from Operations to Adjusted Income from Operations

(In thousands; Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Income from operations, as reported	$2,598	$1,167	$6,891	$3,495
Gain on sale of assets	—	—	(1,218)	—
Loss on early extinguishment of debt	—	381	183	381

Income from operations, as adjusted	$2,598	$1,548	$5,856	$3,876